UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

ZENDESK, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

On September 6, 2022, Zendesk, Inc. issued the following press release:

Zendesk Outlines Superior Value Provided by Proposed Transaction with Consortium Led by Hellman & Friedman and Permira

Consortium Acquisition Provides Immediate and Certain Value to All Zendesk Stockholders and Zendesk Board Continues to Believe It Represents Best Path Forward

Recent Business Deceleration Creates Significant Risk for Zendesk Stockholders in Pursuing a Standalone Alternative as a Public Company

Special Meeting of Zendesk Stockholders to be Held on September 19, 2022, and Zendesk Board Encourages Stockholders to Vote for the Proposed Transaction

SAN FRANCISCO—September 6, 2022—Zendesk, Inc. (NYSE: ZEN) (“Zendesk” or the “Company”) today released an investor presentation [LINK] that provides significant additional information to stockholders in connection with the proposed transaction with the consortium led by Hellman & Friedman and Permira (the “Consortium”).
The Company stated: “Our Board believes that the acquisition by the Consortium is the best path forward for Zendesk and our stockholders. It is important for stockholders to understand the challenges facing the Zendesk business, including the significant deceleration of key leading indicators and measures of Zendesk’s business performance. To ensure full transparency and help investors make an informed decision, we disclosed certain recent monthly performance metrics so that Zendesk stockholders are able to understand that the standalone alternative, under any structure, carries material risk for Zendesk stockholders given Zendesk-specific performance challenges, as well as a challenging market and macroeconomic environment. The Board conducted a thorough and extensive strategic review process before determining to enter into the Consortium transaction, which the Board believes offers immediate and certain value that is superior to the standalone alternatives, including the recapitalization proposal from Light Street Capital.”
The presentation notes the following:

•
Zendesk’s business momentum continues to deteriorate, both operationally and financially, with preliminary net bookings having sequentially declined for six months and having declined 63% year-over-year since the announcement of the Consortium transaction (June through August), resulting in ARR growth of only $2 million between June and the end of August 2022.

•
The Board engaged in an extensive strategic review process that included several months of engagement with 26 prospective acquirors (including 16 strategics and 10 financial sponsors). Process participants were heavily focused on the net bookings trends described above. The Consortium proposal represented the only final, fully-financed proposal received as a result of the process.

•
The Board considered feedback from stockholders, including JANA Partners, which indicated support for pursuing a transaction that resulted from a robust strategic review process. JANA, when provided information about the process and Consortium transaction under a confidentiality agreement, indicated that it would not oppose the transaction.

•
During the process, Zendesk’s business performance resulted in a much sharper reduction in near-and long-term outlook relative to the rest of the market, with the Company’s June 2022 projections implying a 9% decrease in growth relative to the March 2022 projections. Notably, software companies that have recently provided guidance between 0% to 5% below Street expectations have seen reductions in value of between 17% and 42%.

•
The Company has underperformed its projections, generating $65MM less ARR than the assumptions underlying the revised June 2022 projections to-date. This shortfall creates downside risk for the June 2022 revenue projections and associated revenue growth rates for FY22 and FY23. Moreover, it validates the reasonableness of the Board utilizing the revised June 2022 projections, which were lower than the prior March 2022 projections, to compare the Consortium transaction to the standalone alternative.

•
The Company believes the performance of comparable cloud software indices and companies implies a current hypothetical unaffected stock price for Zendesk well below the value of the Consortium transaction, with significant potential downside relative to peers given Zendesk’s slowing momentum and the trading multiples of software companies that have experienced similar decelerations in growth.

The Company is continuing to advance toward completing the transaction with the Consortium, subject to customary closing conditions. A special meeting of Zendesk stockholders to vote on the transaction will be held on September 19, 2022 (the “Special Meeting”).
The Board unanimously recommends that stockholders vote “FOR” the Consortium transaction.
Stockholders’ votes are very important, regardless of the number of shares owned. To complete the Consortium transaction, the merger agreement must be adopted by the affirmative vote of the holders of at least a majority of the outstanding shares of Zendesk common stock entitled to vote at the Special Meeting.
If stockholders have any questions or need assistance voting their shares, please contact Zendesk’s proxy solicitor:
MACKENZIE PARTNERS, INC.
1407 Broadway, 27th Floor
New York, NY 10018
Toll-Free: +1 (800) 322-2885
Email: proxy@mackenziepartners.com
Advisors
Qatalyst Partners and Goldman Sachs & Co. LLC are serving as financial advisors to Zendesk. Wachtell, Lipton, Rosen & Katz is serving as Zendesk’s legal advisor.

About Zendesk
Zendesk started the customer experience revolution in 2007 by enabling any business around the world to take their customer service online. Today, Zendesk is the champion of great service everywhere for everyone, and powers billions of conversations, connecting more than 100,000 brands with hundreds of millions of customers over telephony, chat, email, messaging, social channels, communities, review sites and help centers. Zendesk products are built with love to be loved. The company was conceived in Copenhagen, Denmark, built and grown in California, taken public in New York City, and today employs more than 6,000 people across the world. Learn more at www.zendesk.com.
Additional Information and Where to Find It
This communication relates to the proposed transaction involving Zendesk, Inc. (“Zendesk”). In connection with the proposed transaction, Zendesk has filed with the U.S. Securities and Exchange Commission (the “SEC”) a definitive proxy statement on Schedule 14A (the “Proxy Statement”). The Proxy Statement was first mailed to Zendesk’s stockholders on or about August 8, 2022. This communication is not a substitute for the Proxy Statement or for any other document that Zendesk may file with the SEC and send to its stockholders in connection with the proposed transaction. The proposed transaction will be submitted to Zendesk’s stockholders for their consideration. Before making any voting decision, Zendesk’s stockholders are urged to read all relevant documents filed or to be filed with the SEC, including the Proxy Statement, as well as any amendments or supplements to those documents, when they become available because they will contain important information about the proposed transaction.
Zendesk’s stockholders will be able to obtain a free copy of the Proxy Statement, as well as other filings containing information about Zendesk, without charge, at the SEC’s website (www.sec.gov). Copies of the Proxy Statement and the filings with the SEC that will be incorporated by reference therein can also be obtained, without charge, by directing a request to Zendesk, Inc., 989 Market Street, San Francisco, CA 94103, Attention: Investor Relations, email: ir@zendesk.com, or from Zendesk’s website www.zendesk.com.
Participants in the Solicitation
Zendesk and certain of its directors, executive officers and employees may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding Zendesk’s directors and executive officers is available in Zendesk’s proxy statement on Schedule 14A for the 2022 annual meeting of stockholders, which was filed with the SEC on July 11, 2022. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the Proxy Statement and other relevant materials to be filed with the SEC in connection with the proposed transaction when they become available. Free copies of the Proxy Statement and such other materials may be obtained as described in the preceding paragraph.

Forward-Looking Statements
This communication includes information that could constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These statements include those set forth above relating to the proposed transaction as well as those that may be identified by words such as “will,” “intend,” “expect,” “anticipate,” “should,” “could” and similar expressions. These statements are subject to risks and uncertainties, and actual results and events could differ materially from what presently is expected, including regarding the proposed transaction. Factors leading thereto may include, without limitation, the risks related to the Ukraine conflict or the COVID-19 pandemic on the global economy and financial markets; the uncertainties relating to the impact of the Ukraine conflict or the COVID-19 pandemic on Zendesk’s business; economic or other conditions in the markets Zendesk is engaged in; impacts of actions and behaviors of customers, suppliers and competitors; technological developments, as well as legal and regulatory rules and processes affecting Zendesk’s business; the timing, receipt and terms and conditions of any required governmental and regulatory approvals of the proposed transaction that could reduce anticipated benefits or cause the parties to abandon the proposed transaction; the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement entered into pursuant to the proposed transaction; the possibility that Zendesk stockholders may not approve the proposed transaction; the risk that the parties to the merger agreement may not be able to satisfy the conditions to the proposed transaction in a timely manner or at all; risks related to disruption of management time from ongoing business operations due to the proposed transaction; the risk that any announcements relating to the proposed transaction could have adverse effects on the market price of Zendesk’s common stock; the risk of any unexpected costs or expenses resulting from the proposed transaction; the risk of any litigation relating to the proposed transaction; the risk that the proposed transaction and its announcement could have an adverse effect on the ability of Zendesk to retain customers and retain and hire key personnel and maintain relationships with customers, suppliers, employees, stockholders and other business relationships and on its operating results and business generally; the risk the pending proposed transaction could distract management of Zendesk; and other specific risk factors that are outlined in Zendesk’s disclosure filings and materials, which you can find on www.zendesk.com, such as its 10-K, 10-Q and 8-K reports that have been filed with the SEC. Please consult these documents for a more complete understanding of these risks and uncertainties. This list of factors is not intended to be exhaustive. Such forward-looking statements only speak as of the date of these materials, and Zendesk assumes no obligation to update any written or oral forward-looking statement made by Zendesk or on its behalf as a result of new information, future events or other factors, except as required by law.
Investor Contact:
Jason Tsai, +1 415-997-8882
ir@zendesk.com
Media Contacts:
Courtney Blake, +1 816-520-5503
press@zendesk.com
John Christiansen +1 415-618-8750
Danielle Berg +1 212-687-8080
FGS Global
Zendesk-SVC@sardverb.com

On September 6, 2022, Zendesk, Inc. released the following presentation:

Executive summary

Zendesk's Board recommends that shareholders vote FOR the acquisition by a consortium led by Hellman & Friedman and Permira for $77.50 per share

- The proposed acquisition of Zendesk by the Consortium provides immediate, certain, cash value to 100% of Zendesk shareholders at a 34% premium to the unaffected price (which had not yet reflected worsening business performance)
- Zendesk's Board conducted an extensive three-month strategic review process, which included engagement with 16 strategic and 10 financial parties and ultimately culminated in the current transaction
- The standalone alternative, under any structure, carries material risk for Zendesk shareholders given challenging market and macro environment
- The business continues to underperform post-announcement both operationally (e.g., significant attrition) and financially (net bookings have sequentially declined for 6 months and have declined 63% y-o-y since announcement, resulting in ARR growth of only $2MM between June and the end of August 2022[1])
- Absent a transaction, performance of relevant indices and comparable companies suggests a current hypothetical unaffected price of $54-60, with additional downside given the likely impact of Zendesk-specific reduced growth expectations
- Light Street's proposed recapitalization lacks any committed financing, reflects zero inside diligence, provides no specific operational improvement plans and would materially degrade governance even as it increases financial and operational risk
- Zendesk's Board has evaluated Light Street's proposed recapitalization and determined that the proposal is unlikely to deliver value superior to the proposed sale to the Consortium

2

(1) August ARR and net bookings are preliminary.

Transaction overview

Transaction Summary	**$77.50** cash per share for **100% of outstanding shares**	**$10.2 billion** equity value	**34%** premium over unaffected (which had **not yet reflected worsening business performance**)

About zendesk

- Founded in 2007, Zendesk is a service-first customer relationship management company, built to give organizations of all sizes, in every industry, the ability to deliver a transparent, responsive and empowering customer experience
- Zendesk allows organizations to deliver omnichannel customer service and customize and build apps across the customer journey

Comprehensive Process

- Transaction is the result of a **comprehensive process led by an independent and experienced Board**
- The strategic review process was undertaken in response to the **unsolicited proposal received from an investor group,** significant **shareholder feedback encouraging the pursuit of a strategic review process** and the Board's **concerns regarding the risks of the standalone plan**
- Process included **three months of engagement** with prospective acquirors and fulsome evaluation of standalone opportunities
  - Incorporating feedback from shareholders, the Zendesk Board and its independent advisors ran a robust process, which included **engagement with 26 prospective acquirors, including 16 strategics and 10 financial sponsors**
- The Consortium proposal represented the **only final, fully-financed proposal received during the process**

Timing and Approvals

- Expected to **close in the fourth quarter of 2022**
- Subject to **approval of a majority** of Zendesk's outstanding shares
- Subject to customary closing conditions, including receipt of required regulatory approvals of which the process is underway
- **Financing commitments in place; transaction is not subject to any financing conditions**

3

Observations Regarding the Consortium Transaction Process

zendesk

4

The Consortium transaction delivers compelling, certain value to all Zendesk shareholders

Cash consideration provides immediate **certainty of value and liquidity to 100% of Zendesk shareholders**

The transaction price represents a **compelling 34% premium to the unaffected price (which had not yet reflected worsening business performance)** and an **attractive value relative to the standalone prospects of Zendesk** in the current and prospective business environment

Removes risks and uncertainties for shareholders related to an extremely challenging business environment and a business turnaround

Slowing net bookings and annual recurring revenue momentum both pre- and post-announcement signals **significant challenges in go-forward growth.** Net bookings have now declined for 6 sequential months with worsening performance post-announcement, and ARR has essentially remained flat between June and the end of August 2022[(1)]

The transaction with the Consortium represents the **culmination of a comprehensive process**

Shareholder feedback indicated strong preference for pursuing the strategic review and accepting the proposal

5

(1) August ARR and net bookings are preliminary.

Shareholder feedback informed both the strategic review process and the decision to enter into the Consortium transaction

Shareholder feedback informed Board's decision to pursue a process

The Board engaged extensively with a wide range of shareholders in the context of both the Momentive transaction and the proxy contest by JANA, and received substantial feedback

JANA, a major shareholder, sent an open letter to the Board in which it stated its **belief that Zendesk should engage with interested strategic and financial buyers to explore a sale** of the Company

A **wide range of other shareholders indicated interest in Zendesk pursuing a strategic review** and indicated they were **supportive when rumors of a potential process emerged**

Feedback indicated that **shareholders (including JANA) supported pursuing a transaction at a value that resulted from a sufficiently robust process**

Based on shareholder feedback, Zendesk's Board decided to undertake a strategic review that ultimately culminated in the decision to enter into the Consortium transaction

Feedback on Consortium transaction

Upon receipt of final proposal, Zendesk entered into an NDA and **met with representatives of JANA to discuss the proposal**

Zendesk had already reached the final stages of a potential settlement with JANA where it would receive Board representation; however, under NDA, **JANA was given information about the terms of the transaction and indicated that if the company entered into a transaction on those terms, it would not oppose the transaction**

The Board considered the feedback from JANA and other significant Zendesk shareholders received during the strategic review process when deciding to proceed with the Consortium transaction and put it to a shareholder vote

6

Source: Zendesk merger proxy.

Zendesk's Board conducted a thorough and extensive sale process

February 7, 2022
Zendesk receives an unsolicited, preliminary non-binding indication of interest from a private equity consortium including Hellman & Friedman, Permira and a third firm, subject to diligence and securing equity and debt financing

February 16, 2022
JANA Partners formally launches proxy fight and indicates Zendesk should run a sale process

April 18, 2022
Media rumors emerge regarding a potential strategic review process

June 9, 2022
The Board announces the termination of the process given the inability of the two parties to secure equity financing despite multiple extensions of the final bid date

June 18, 2022
Zendesk enters into an NDA with JANA to discuss the Consortium proposal or the alternative of a settlement; in the following days, JANA indicates that it will not oppose the transaction and terminates its proxy fight

Initial outreach

26 parties

contacted, including 16 strategics and 10 financial sponsors

Initial diligence

10 parties

participated in initial diligence and management meetings, including 4 strategics and 6 financial sponsors

Initial indications

2 parties

submitted initial indications, both financial sponsors

Confirmatory diligence

2 parties

participated in confirmatory diligence

Continued interest

2 parties

continued to indicate serious interest in a transaction

neither had secured equity commitments

multiple extensions were provided

Fully financed proposals

1 party

submitted a final, fully financed proposal (after termination of the process)

3-month process overseen by the full Board

7

Source: Zendesk merger proxy.
Note: Financial sponsors partnered together counted as single sponsor party.

Performance context: Zendesk's business momentum has deteriorated rapidly, with incremental negative data at critical stages of the process and even weaker performance post-announcement

Monthly net bookings (% y-o-y change)

Note – information was available on a lagged basis (i.e., the last full month of bookings available to the Board / Consortium pre-announcement was May)

Feb-22
Investor Group proposal disclosed / evaluated
Mar-22
Strategic review initiated
Apr-22
Initial diligence / prelim bids
May-22
Final bid date / no offers
Jun-22
Final Consortium offer & June 2022 projections
Gross and net bookings trends continue to be challenging and have underperformed the June 2022 projections
Post-Announce
June, July and August were not yet factored into June 2022 projections
26%
43%
40%
11%
22%
6%
15%
(2%)
(13%)
(36%)
(52%)
(99%)
(58%) (1)
(63%)
20% growth (Zendesk long-term Revenue CAGR)
Latest result prior to Jun-2022 projections
June through August 63% y-o-y decline
Aug-21
Sep-21
Oct-21
Nov-21
Dec-21
Jan-22
Feb-22
Mar-22
Apr-22
May-22
Jun-22
Jul-22
Aug-22

	Aug-21	Sep-21	Oct-21	Nov-21	Dec-21	Jan-22	Feb-22	Mar-22	Apr-22	May-22	Jun-22	Jul-22	Aug-22
M-o-M ARR Added ($MM)	*$24*	*$42*	*$24*	*$37*	*$31*	*$20*	*$24*	*$45*	*$6*	*$4*	*$21*	*($3)*	*$5* (1)
Net Bookings Miss vs. June 2022 Projections											*48%*	*99%*	*52%* (1)

Why are net bookings important?

Net bookings reflect **new bookings (from new customers and expansion)** less **existing customer churn and contraction**

Net bookings drive revenue growth – bookings are a **primary leading indicator** and a measure of Zendesk's business momentum, reflecting the total value of a contract when booked with a customer. This is recognized as revenue ratably over the life of the agreement

Source: Company data and filings.
(1) August net bookings and ARR are preliminary.

8

Performance context: Business momentum has slowed over the past 6 months and August ARR is already $65MM under the June 2022 Projections

Monthly ARR (% y-o-y change)

ARR trends continue to be challenging and have materially underperformed the June 2022 projections
June 2022 Plan ARR
$1,598
$1,609 (1)
$1,633 (1)
$ Miss
$32
$46
$65
33.7%
34.2%
34.0%
33.5%
32.3%
31.4%
30.7%
30.0%
29.3%
26.4%
23.0%
21.4%
19.5%
$1,312
$1,354
$1,378
$1,415
$1,446
$1,466
$1,490
$1,535
$1,541
$1,545
$1,566
$1,563
$1,568(2)
Aug-21
Sep-21
Oct-21
Nov-21
Dec-21
Jan-22
Feb-22
Mar-22
Apr-22
May-22
Jun-22
Jul-22
Aug-22

	Aug-21	Sep-21	Oct-21	Nov-21	Dec-21	Jan-22	Feb-22	Mar-22	Apr-22	May-22	Jun-22	Jul-22	Aug-22
% MoM Annualized Growth Rate	*25%*	*46%*	*23%*	*37%*	*30%*	*18%*	*22%*	*43%*	*5%*	*3%*	*18%*	*(2%)*	*4%*

Source: Company data and filings.
(1) July and August ARR under the June 2022 Case estimated by adding July and August net bookings outlook to approximate change in book of business during Q3.
(2) August ARR is preliminary.

9

Performance context: Zendesk's business momentum resulted in decreased near- and long-term outlook for the Company and process participants

During the sale process, **overall market growth expectations declined** – however, **Zendesk's business performance resulted in a much sharper reduction in near- and long-term outlook** relative to the rest of the market **(against which the Company has underperformed)**

Near-term growth (2022-23) – Zendesk vs. selected companies

40%
35%
30%
25%
20%
15%
% Growth
Jul-21
Aug-21
Sep-21
Oct-21
Nov-21
Dec-21
Jan-22
Feb-22
Mar-22
Apr-22
May-22
Jun-22
Zendesk Management October 2021 Projections
26%
Zendesk Management March 2022 Projections
27%
17%
Street to Jun-2022 (750)bps
Δ Oct to Jun
Δ Mar to Jun
BVP Emerging Cloud Index
(100)bps
(200)bps
Zendesk Street Consensus
100bps
(20)bps
Selected Companies(1)
(206)bps
(218)bps
Zendesk June 2022 Projections
(935)bps
(950)bps
Currently Underperforming

Summary of long-term projections evolution

- Zendesk provided long-term projections in October 2021 in connection with the Momentive traction
- The October 2021 projections were updated in March 2022 based on interim performance, but before business momentum challenges became clear
- From March 2022 to June 2022, the management team, Board and the Consortium became acutely aware of the changes in the overall market and in Zendesk's business momentum
- In June 2022, Zendesk revised its long-term projections to reflect the challenging business realities of the past several months

Revenue (mm)
$5,000
$4,500
$4,000
$3,500
$3,000
$2,500
$2,000
$1,500
$1,000
26% CAGR
20% CAGR
$1,715
$1,695
$1,674
$2,172
$2,144
$1,961
$2,743
$2,702
$2,363
$3,423
$3,377
$2,881
$4,255
$3,483
FY22
FY23
FY24
FY25
FY26
Momentive Transaction (Oct. 2021)
March 2022 Projections
June 2022 Projections

10

Source: FactSet. Data points are as of the first date each month that the Bessemer Emerging Cloud Index Growth Rate is available.
(1) Selected companies include Adobe, BlackLine, Box, Coupa, DocuSign, Dropbox, Five9, Freshworks, HubSpot, Instructure, Intuit, Qualtrics, RingCentral, Salesforce, TeamViewer, Workday and Zoom.

Process outcome: Process participants were heavily focused on net bookings trends, which worsened prior to both final bids and the re-engagement with the Consortium, impacting value and ability to secure financing

1 Unsolicited Proposal
No diligence
Non-binding
No committed debt and equity financing

2 Preliminary Bid Deadline
Initial diligence
Non-binding indications
No committed debt and equity financing

3 Final Bid Deadline
Detailed diligence (including April bookings)
No binding bids received
No committed debt and equity financing

4 New Consortium Approach
Detailed diligence (including May bookings post verbal indication)
Binding offer
Committed equity and debt financing

Legend: Consortium / Bidder 2

2/7/22 (Consortium(1))
$127 - $132
Initial unsolicited, preliminary nonbinding proposal

5/5/22 (Consortium(1))
$120
Preliminary Indication of Interest

5/5/22 (Bidder 2)
$125 - $135
Preliminary Indication of Interest

5/24/22 (Consortium)
~$96
Verbal indication
*"[The Consortium] also indicated that, in light of recent declines in the valuations of comparable companies and **deteriorating business momentum** of Zendesk… they **might be prepared to offer** to $96.00 per share of Zendesk common stock"*

5/26/22 (Bidder 2)
$110
Nonbinding proposal
*"The nonbinding proposal remained subject to… additional diligence regarding the **deteriorating business momentum** of Zendesk…"*

6/1/22 (Bidder 2)
$90.12 - $100
Verbal indication
*"…would only be able to transact **somewhere between the then current share price** of Zendesk common stock… **and $100.00 per share**"*

6/14/22 (Consortium)
~$82
Verbal Indication
*"[The Consortium] verbally indicated to representatives of Qatalyst Partners that [they] believed such proposal **could be as high as $82.00 per share, if actual results for May 2022 were in line with their expectations**"*

6/17/22 (Consortium)
$75.50
Non-binding Proposal

Bidder 2 would not re-engage

6/21/22 (Consortium)
$77.50
"Best and Final"

	2/7/22	5/5/22	5/24/22	5/26/22	6/1/22	6/14/22	6/17/22	6/21/22
Access to **internal data**	✘	~ (prelim)	✓	✓	✓	✓	✓	✓
Latest **net bookings**(2)	--	(2%) March	(13%) April	(13%) April	(13%) April	(13%) April	(36%) May	(36%) May

February / March / April 2022 → **May 2022** → **June 2022**

Source: Zendesk merger proxy and other public sources.
(1) Initial consortium included Permira, H&F and an additional Financial Sponsor A, who subsequently withdrew.
(2) Net bookings reflect new bookings (from new customers and expansion) less existing customer churn and contraction.

11

Process outcome: At no point prior to June 17 did process participants submit a binding, financed offer that the Board could accept

	1 Unsolicited Proposal	2 Preliminary Bid Deadline		3 Final Bid Deadline			4 New Consortium Approach		
	No diligence Non-binding No committed debt and equity financing	Initial diligence Non-binding indications No committed debt and equity financing		Detailed diligence (including April bookings) No binding bids received No committed debt and equity financing			Detailed diligence (including May bookings post verbal indication) Binding offer Committed equity and debt financing		
	Consortium[1] Unsolicited Proposal	Consortium[1] Indication of Interest	Bidder 2 Indication of Interest	Consortium Verbal Indication	Bidder 2 Nonbinding Proposal	Bidder 2 Verbal Indication	Consortium Verbal Indication	Consortium Proposal	Consortium Best & Final
Binding **proposal**	✘	✘	✘	✘	✘	✘	✘	✘	✓
Firm value	✘	✘	✘	✘	✘	✘	✘	✓	✓
Committed **equity financing**	✘	✘	✘	✘	✘	✘	~	Likely	✓
Committed **debt financing**	✘	✘	✘	✘	✘	✘	Likely	Likely	✓

February / March / April 2022 → **May 2022** → **June 2022**

Bidder 2 was contacted but declined to re-engage, citing concerns over negative business momentum and challenges relating to the overall economic environment

12

Source: Zendesk merger proxy and other public sources.
(1) Initial consortium included Permira, H&F and an additional Financial Sponsor A, who subsequently withdrew.

Process outcome: While value indications declined over the course of the process, overall decline was in-line with the market

1 — Unsolicited Proposal
No diligence
Non-binding
No committed debt and equity financing

2 — Preliminary Bid Deadline
Initial diligence
Non-binding indications
No committed debt and equity financing

3 — Final Bid Deadline
Detailed diligence (including April bookings)
No binding bids received
No committed debt and equity financing

4 — New Consortium Approach
Detailed diligence (including May bookings post verbal indication)
Binding offer
Committed equity and debt financing

2/7/22
$127 - $132
(1)
5/5/22
$125 - $135
5/5/22
$120
(1)
5/26/22
$110
5/24/22
~$96
6/1/22
$90.12 - $100
6/14/22
~$82
6/17/22
$75.50
6/21/22
$77.50
"Best and Final"
Consortium
Bidder 2

- The transaction price is **40% below the midpoint** of the initial unsolicited proposal
- Relevant indices / comparables were **down 34-37% over the same period**
- This is despite the **final bid being reflective of Zendesk business trends** that were **worse than peers** and not **yet known to the market**

Zendesk **stock price**	$98.43	$117.73	$88.18	$93.66	$90.12	$57.01	$55.87	$56.04
% Premium	*32%*	*	*	*	*	*44%*	*35%*	*38%*
BVP index (2) **vs. 2/7**	--	-25%	-36%	-32%	-31%	-40%	-38%	-37%
Selected Comps(3) **vs. 2/7**	--	-24%	-33%	-28%	-27%	-36%	-35%	-34%

February / March / April 2022 | **May 2022** | **June 2022**

Source: Zendesk merger proxy and other public sources.
Note: Premiums calculated to midpoint if applicable.
* Stock price was affected by merger speculation.
(1) Initial consortium included Permira, H&F and an additional Financial Sponsor A, who subsequently withdrew.
(2) BVP Index represents Bessemer Emerging Cloud Index.
(3) Selected companies includes Adobe, BlackLine, Box, Coupa, DocuSign, Dropbox, Five9, Freshworks, HubSpot, Instructure, Intuit, Qualtrics, RingCentral, Salesforce, TeamViewer and Zoom.

13

Process outcome: Why was the process terminated? Why did Zendesk re-engage with the Consortium?

At the time of termination, there were no reliable indicators that the Consortium or Bidder 2 were progressing to submit a binding and fully-financed bid

Indicators of a deadlocked process

- Both parties were **unable to meet the May 25th final bid deadline**
- Both parties indicated the need for additional time and **were not able to provide a specific timeframe**
- Even though granted additional time on multiple occasions, **neither party was able to submit a fully financed proposal prior to June 8, 2022** (the day prior to termination of the strategic review process)
- Both parties indicated that their **ability to progress was dependent on further diligence of business momentum**
- The Consortium had **lost significant equity co-investors**
- **Market volatility persisted**

Absent a reasonable likelihood of a transaction and in the face of rapidly deteriorating business fundamentals, the Board concluded that terminating the process would allow Zendesk to re-focus on running the Company and work with JANA to resolve the outstanding proxy contest

At the time of the Consortium's new approach, the Board had a fiduciary duty to review a credible offer for the Company that could provide superior value to the standalone alternative

What changed in 2 weeks?

- The Consortium **delivered a binding proposal with committed equity and debt financing**
- **Business momentum decelerated more rapidly in May** than in the prior months of 2022, and underperformance relative to plan was more significant
- While Zendesk stock price declined to a level in-line with relevant indices, **there appeared to be material downside risk due to decelerating bookings performance**
- Feedback **received from JANA under NDA after it received information regarding the process and proposed transaction**
- **Bidder 2 declined to submit a new proposal**

14

Market context: Zendesk's unaffected price did not incorporate recent performance

Zendesk has **traded on fundamentals for ~2 weeks in the past 7 months** during a **significant tech downturn** – and at no point has Zendesk's trading price reflected the **downside of decelerating net bookings, reduced June 2022 projections or underperformance vs. those projections**

Key Events
28-Oct-21
Momentive deal announced
10-Feb-22
Investor Group proposal disclosed
25-Feb-22
Momentive deal terminated
18-Apr-22
Media rumors on process
9-Jun-22
Zendesk terminates strategic review process
24-Jun-22
Zendesk announces Consortium transaction
25-Jul-22
Zendesk discloses June 2022 projections and bookings in proxy
29-Jul-22
Zendesk discloses Q2 net bookings (42%) in 10-Q
Zendesk trading with M&A speculation
Trading based on deal price
Share Price
$140
$120
$100
$80
$60
$40
$20
$0
Oct-21
Jan-22
Apr-22
Jul-22
zendesk
IGV ETF (37%)
Selected Companies (48%)
BVP Emerging Cloud Index (55%)
Unaffected (But Underinformed) Period: 10-Jun-22 to 23-Jun-22
• After termination of the process, Zendesk dropped 42% and traded between $54.53 - $64.97
• Zendesk from 28-Oct-21 to 23-Jun-22 had traded (51%), in-line with the selected peers (47%) and the BVP Emerging Cloud Index (52%)
• This was a reasonable proxy for an "unaffected" price if Zendesk's business had performed in-line with the broader sector
• However, the Company had not yet disclosed updated projections reflecting significantly worse business momentum, and reduced revenue / growth forecast
Value Today Ex-Deal
• Stock has traded at a reasonable deal spread since announcement
• At no point in the past 7 months (or previously) has it traded on fundamentals and informed of the declining momentum and reduced near- and long-term growth trajectory
• Potential for downside vs. the unaffected price

Source: FactSet as of September 2, 2022.
Note: Bessemer Emerging Cloud Index and IGV ETF Indices indexed from day of Zendesk's announced acquisition of Momentive (October 28, 2021). Selected companies includes Adobe, BlackLine, Box, Coupa, DocuSign, Dropbox, Five9, Freshworks, HubSpot, Instructure, Intuit, Qualtrics, RingCentral, Salesforce, TeamViewer and Zoom.

15

Market context: Performance of cloud software companies suggests a current hypothetical unaffected price of $54-60, with significant downside given Zendesk-specific underperformance

Theoretical Unaffected Share Price Analysis Based on Various Reference Prices

	Pre-Disclosure of Momentive Transaction		Pre-Announcement of Consortium Transaction	
Zendesk Share Price *(as of Reference Date)*	**$119.01** *(Oct. 28, 2021)*		**$57.95** *(Jun. 23, 2022)*	
Market Implied Decline Since Reference Date *(Based on Various Indices)*	**(55%)** BVP Cloud Index	**(48%)** Selected Companies[(1)]	**(7%)** Selected Companies[(1)]	**(5%)** BVP Cloud Index
	$54 - $60			
Incremental Downside Due to Qualitative Factors *(i.e., Zendesk risks incremental to market risk)*	**?**			

Factors that would imply greater downside vs. peers

- Transition from robust growth and momentum in 2021 to declining business momentum in 2022, particularly decelerating net bookings growth in Q2-Q3 2022 – that is worse than the broader SaaS market
- Significant reduction in long-term growth trajectory (June 2022 projections vs. October 2021 projections) – that is worse than the broader SaaS market
- Material downside risk to the June 2022 projections given underperformance post-announcement

Source: FactSet as of September 2, 2022.
(1) Selected companies shows average share price decline of Adobe, BlackLine, Box, Coupa, DocuSign, Dropbox, Five9, Freshworks, HubSpot, Instructure, Intuit, Qualtrics, RingCentral, Salesforce, TeamViewer, Workday and Zoom.

16

Market context: Significant downside risk to hypothetical unaffected price range of $54-60 based on lowering of guidance

Following the deal announcement, there has been further underperformance relative to the June 2022 Projections that is still not known by the market and which will have negative implications for FY23 growth. There was a 9% reduction in FY23 growth between the October 2021 Projections and the June 2022 Projections that was not known to the market until after the deal was announced

	coupa	DocuSign	okta	zoom	zendesk
	Q4 FY'22 / March 14, 2022	Q3 FY'22 / December 2, 2021	Q2 FY'23 / August 31, 2022	Q2 FY'23 / August 22, 2022	
Guidance Updates	(4%) FY23 Revenue Guidance Below Street Expectations (3%) Q1 FY23 Revenue Guidance Below Street Expectations	(0%) FY22 Revenue Guidance Below Street Expectations (3%) Q4 FY22 Revenue Guidance Below Street Expectations	(0%) FY23 Revenue Guidance Below Street Expectations (0%) Q3 FY23 Revenue Guidance Below Street Expectations *Withdrew >35% annual growth target ($4Bn in revenue by FY26)*	(3%) FY23 Revenue Guidance Below Street Expectations (5%) Q3 FY23 Revenue Guidance Below Street Expectations	Over (9%) FY23 Revenue Guidance Revised Downwards from October2021 Projections to the June 2021 Projections + Post-Announcement Underperformance Relative to the June Projections
1-Day Price Reaction	(19%)	(42%)	(34%)	(17%)	?
Management Commentary	—	"We saw demand slow and the urgency of customers' buying patterns temper… the environment shifted more quickly than we anticipated." -Dan Springer (former CEO)	"We produced better-than-expected profitability but our top line metrics were not where we wanted them to be due to challenges related to the integration of the Auth0 and Okta sales organizations as well as modest macro headwinds." -Todd McKinnon (Chairman & CEO)	"Weaker new online sales and to a lesser extent, back-end linearity in the quarter, were the biggest factors contributing to the miss." -Kelly Steckelberg (CFO & Treasurer)	—

17

Source: FactSet and company filings.

Market context: Software companies experiencing growth deceleration comparable to Zendesk are trading in an EV/CY23 revenue multiple range of approximately 2-4x

Company	Actual CY20-21 Revenue Growth	Expected CY22-23 Revenue Growth	Implied Growth Deceleration	CY23E LFCF Margin	CY23E Rule of 40	EV/CY23E Revenue
Qualtrics	41%	19%	(22%)	1%	20%	4.1x
DocuSign	47%	11%	(36%)	17%	28%	4.1x
Zoom	67%	9%	(58%)	28%	36%	4.0x
Everbridge[(1)]	36%	14%	(22%)	11%	25%	3.8x
BigCommerce	44%	21%	(24%)	(10%)	11%	3.6x
UserTesting	44%	19%	(25%)	(13%)	7%	2.2x
Wix	29%	11%	(18%)	5%	16%	2.0x
LivePerson	28%	11%	(17%)	9%	20%	1.7x
Mean	**42%**	**14%**	**(28%)**	**6%**	**20%**	**3.2x**
zendesk	30%	<<17%	<<(13%)	12%	29%	?

- Zendesk is currently **meaningfully underperforming the June 2022 projections**
- The **ARR underperformance through the end of August is $65MM[(2)] with continued downside risk**

Implied Zendesk share price at various operating and valuation assumptions

EV/CY23 Revenue	June 2022 Projections $1,961 CY23 Rev	$100MM Miss $1,861 CY23 Rev
2.0x	<$35	
4.0x	<$60	

Source: FactSet and company filings.
(1) As of unaffected date of August 25, 2022.
(2) August ARR is preliminary.

18

Market context: Proposal provides significant premium to the unaffected price at the time of the deal

1-day premiums paid on public M&A technology deals >$1 billion since 2003

Median:
25% premium
Consortium transaction for Zendesk:
34% premium(1)
# of Transactions
50
59
83
41
34
53
0-10%
10-20%
20-30%
30-40%
40-50%
>50%
Premium Paid

	0-10%	10-20%	20-30%	30-40%	40-50%	>50%
% of Total	*16%*	*18%*	*26%*	*13%*	*11%*	*17%*
% of Total at or Below Range	*16%*	*34%*	*60%*	*73%*	*83%*	*100%*

Source: FactSet.
Note: Based on FactSet premia and unaffected dates for technology M&A transactions >$1 billion enterprise value since 2003.
(1) Based on Zendesk unaffected share price as of June 23, 2022.

19

Observations Regarding Light Street's Alternative Proposal

zendesk

20

The Board determined that the Consortium transaction is superior to Light Street's proposed recapitalization

- The Consortium transaction offers immediate, attractive and certain value to 100% of Zendesk shareholders
- Light Street's proposed recapitalization would leave 50% of Zendesk's equity subordinated to $4 billion of senior debt and preferred equity, subject to control of the preferred shares' governance rights and bearing the residual risk of an operational turnaround and management transition

Consortium transaction

100% cash

Financing commitments in place

$77.50 per share

Light Street's proposed recapitalization

Total Value

?

Uncertain value of stub equity also creates risk of proration

~50% of shares outstanding

Value received in tender

$82.50 per share for some shareholders
if sufficient funding can be obtained on reasonable terms as proposal is completely uncommitted

~50% of shares outstanding

Value of stub equity

Current standalone prospects of Zendesk

? Incremental operational improvements

– Economic subordination to $4 billion of new debt / preferred; Risk of operational turnaround & management transition; Light Street-controlled Board, disproportionate voting rights

21

Source: Size of financing, financing terms and structure and governance rights based on Light Street's letter dated August 28, 2022.

We believe Light Street's interests are not aligned with public shareholders

Light Street's Economic Return Profile

Light Street and the preferred investors would receive preferred shares with a conversion price of $82.50

Illustrative Value Dynamics – Common and Preferred
Illustrative value per common share or preferred equity equivalent
$82.50
$0.00
Value of Light Street preferred will decline only after common equity is @ $0
Value of Light Street preferred is protected from downside until common equity @ $0(1)
Preferred conversion price
Light Street preferred participates in the upside above $82.50
Public "stub" equity shares equally in upside
Public "stub" equity bears leveraged risk
$0.00
$82.50
Assumed price per common share

Light Street's proposal provides asymmetric returns – insulating the preferred holders from downside risk but leaving public Zendesk shareholders as the holders of residual risk

Light Street's Governance Rights

Light Street and the preferred investors would have disproportionate governance rights, relegating public investors to minority rights

Shares outstanding
~24MM
~71MM
Preferred (common shares underlying)
Public common (incl. RSUs and TSM options)

Voting rights
~34%
~66%
Preferred
Public common

Despite contributing ~26% of the equity capital, Light Street and the preferred investors would have supermajority voting control AND immediate control of the Board and special committee

Source: Size of financing, financing terms and structure and governance rights based on Light Street's letter dated August 28, 2022.
(1) Not specified in Light Street proposal; based on typical structure of preferred liquidation preference.

22

Even if actionable, Light Street's Alternative Proposal is likely to deliver a discount to the Consortium transaction (and little difference to the standalone alternative)

($MM, unless per share)

Hypothetical Enterprise Value of Zendesk Standalone	
Unaffected Stock Price	**$57**
(*) Fully Diluted Shares (MM)	*130*
Equity Value	**$7,412**
(+) Net Debt	*($350)*
Implied Enterprise Value	**$7,062**

A — Represents the midpoint of theoretical unaffected share prices shown on page 16

B — Net debt calculated as $1,649MM in cash and $1,299MM in debt as of June 30, 2022, per Zendesk filings

Implied Value to Zendesk Shareholders Under Light Street Recapitalization Proposal	
Implied Enterprise Value	**$7,062**
(-) Net Debt	*$5,031*
Equity Value	**$2,031**
(*) Fully Diluted Shares (MM)	*69*
Implied Trading Price Per Share	**$29**
Pro Rata Consideration	
Cash	$41
Shares	$15
Blended Value Per Share	**$55**
% Discount to Consortium Proposal	***(29%)***

B — Net debt calculated as $268MM in cash (net of $1.4Bn used for the tender offer and various transaction fees) and $5.4Bn in debt (inclusive of $2Bn of incremental debt and $2Bn of preferred equity)

C — Conversion of preferred equity at a price above $82.50 per share would add an incremental 24MM shares to the ~69MM and decrease net debt by $2Bn ($5Bn tender implies ~$41 for each of the 123MM outstanding Zendesk common shares)

D — Cash received per common share in tender offer; does not include the material reduction in cash available if the $1.3Bn of convertible notes outstanding exercise their change of control put right

Light Street's alternative proposal implies a **significant discount to the Consortium transaction** and a **discount to standalone value** when incorporating correct capital structure and transaction cost assumptions

23

Source: Company Filings and Light Street Alternative Proposal.

We believe that despite having months to prepare, Light Street's proposal remains unfunded, structurally unsound and unlikely to deliver value

No plan for success

No committed financing

- Light Street **does not have the capital or committed partners to fund the preferred** financing
- Light Street **has not secured a highly confident letter, let alone commitments for the debt financing**

No credible operating plan

- The **21% margin operating "plan" is a mathematical plug, not a plan**: six-year average Rule of 40 of 38% minus 17% growth for FY23
- **No strategy to achieve incremental 300bps of annual margin improvement** thereafter
- **No specific plans**, just generalized gestures toward marketing efficiency, R&D and real estate

No identified team – of directors or executives

- Light Street has **not identified a CEO candidate or outlined a search process**, other than having its appointed directors lead the process
- Light Street has identified **none of the 5 director candidates** it insists on appointing to the Board

Highly uncertain value

Significantly increases financial risk

- The remaining publicly-held "stub" equity will be **subordinate to $4 billion of debt and preferred, while bearing the lion's share of residual risk**
- **Unclear whether the current business can service the incremental interest and preferred dividend**

Significantly increases operational risk

- **Attempting an operational restructuring and management transition**, particularly in the absence of any actionable plans, **will only exacerbate the existing standalone risks** related to Zendesk's business momentum, forward trajectory and macroeconomic conditions

Significant risk that tendering shareholders will not be able to sell out (proration)

- Even if the recapitalization secures funding, at **most only half the outstanding shares could exit**
- The alternative **- a much riskier "stub" equity – would strongly incentivize all shareholders to tender**
- Any tender would then be **subject to proration, leaving shareholders with the same risky "stub" equity they were trying to avoid by tendering**

Unfair to public investors

Cedes Board and voting control to minority investors

- The preferred shares would amount to ~26% of Zendesk's pro forma shares outstanding
- **In exchange for investing ~26% of the pro forma shares outstanding, preferred holders would:**
  - **Receive ~66% of the voting power**
  - **Appoint 50% of the Board**
  - **Control the Special Committee**

Creates incentives and protections for the controlling shareholders at the expense of the current shareholders

- Preferred shares have no conversion premium to the tender price - **immediately extracting a portion of upside above $82.50 from common shareholders**
- Preferred holders have downside protection below $82.50, while **common shareholders are fully exposed to leveraged downside risk**
- **The preferred shareholders, who control the Board and vote, would be incented to take risks which may not be in the interests of other shareholders**

24

Source: Size of financing, financing terms and structure, margin assumptions and governance rights based on Light Street's letter dated August 28, 2022.

Selected questions regarding the Light Street proposal

Would the Board's determination be different if Light Street had committed financing?	• **The lack of committed financing is not the primary factor for the Board's determination** • The Board has determined that the **Consortium transaction provides superior, risk-adjusted value versus Zendesk's <u>standalone prospects</u>** • The Light Street proposal **is a derivative of the <u>standalone prospects</u> considered by the Board in its initial determination to approve the Consortium transaction** • With Zendesk's **<u>standalone prospects</u> as a baseline**, while there could be **potential (for as-yet-unspecified) operational improvement to add value,** we believe the Light Street proposal **would adversely impact <u>standalone value</u>** by **adding operational risk** of a business and management transition and a **significantly heightened leverage profile** (due to the senior preferred and debt), combined with the **governance risks associated with giving control to preferred holders through the high-vote (relative to economic interest) stock**
Why does the Board not engage with Light Street?	• Zendesk and the Board would have **welcomed the opportunity to engage with Light Street regarding its views on the Consortium proposal – and would have been able to do so if Light Street had approached Zendesk in its capacity as a shareholder** • However, **Light Street chose to specify in its initial approach that it was interested in making an Alternative Proposal** – thereby **triggering the customary provisions in the merger agreement** that require the Board to first make a determination that the Alternative Proposal is or is reasonably likely to lead to a Superior Proposal prior to engaging • **Light Street knew, or should have known, that its actions were likely to prevent dialogue** when it made its approach

25

Timeline of key events

Zendesk Share Price
$ 180
$ 160
$ 140
$ 120
$ 100
$ 80
$ 60
$ 40
$ 20
$ 0
Jun-21
Sep-21
Dec-21
Mar-22
Jun-22
July 29, 2021
Q2'21 earnings announcement
1-Day Reaction: (13%)
October 28, 2021
Q3'21 earnings announcement and proposed acquisition of Momentive
1-Day Reaction: (14%)
November 30, 2021
JANA Partners publicly opposes announced acquisition of Momentive
1-Day Reaction: +7%
February 10, 2022
Q4'21 earnings announcement and public rejection of unsolicited, non-binding preliminary indication of interest of $127 - $132 per share
1-Day Reaction: +11%
February 16, 2022
JANA nominates four directors to the Zendesk Board and indicates Zendesk should run a sale process
1-Day Reaction: (1%)
February 25, 2022
Zendesk shareholders reject proposed acquisition of Momentive
1-Day Reaction: +1%
April 28, 2022
Q1'22 earnings announcement
1-Day Reaction: +1%
June 9, 2022
Zendesk announces conclusion of strategic review and pursuit of standalone path
1-Day Reaction: (14%)
June 24, 2022
Zendesk announces acquisition by Consortium for $77.50 per share
Premium to Unaffected: +34%
July 25, 2022
Preliminary proxy for the transaction filed, disclosing background to the process, including business performance during the pendency of the process
July 29, 2022
Q2'22 10-Q released, including disclosure of significant underperformance in bookings, the primary leading indicator of future revenue
August 8, 2022
Definitive proxy for the transaction filed
August 28, 2022
Light Street proposes its alternative transaction to Zendesk
1-Day Reaction (on August 29): +0%

Source: FactSet as of September 2, 2022.

27